EXHIBIT 99.1

NEWMARKET CORPORATION REPORTS SECOND QUARTER AND FIRST HALF 2014 RESULTS

•	NewMarket Posts Second Quarter Net Income of $66.8 Million and Earnings Per Share of $5.24

•	Petroleum Additives Second Quarter Operating Profit of $109 Million

•	222,200 Shares Repurchased in Second Quarter

•	Ground Broken for New Manufacturing Facility in Singapore

Richmond, VA, July 29, 2014 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2014.

Net income for the second quarter of 2014 was $66.8 million, or $5.24 per share, compared to net income of $64.0 million, or $4.81 per share, for the second quarter of 2013. For the first half of 2014, net income was $124.3 million, or $9.66 per share, compared to net income of $131.8 million, or $9.88 per share, for the first half of last year.

Net income for all periods included the impact of valuing an interest rate swap at fair value, while both periods last year included the results from operations of a discontinued business. Excluding these items, second quarter 2014 earnings were $68.2 million, or $5.35 per share, compared to $61.3 million, or $4.61 per share, last year. On the same basis, earnings for the first half of this year were $127.0 million, or $9.87 per share, compared to $127.8 million, or $9.58 per share, last year (see Summary of Earnings table below).

In our petroleum additives segment, sales for this year’s second quarter were $617.5 million compared to sales for the same period last year of $581.3 million, with shipments up a strong 7.2% to record levels. Operating profit reached $109.1 million, an 11.6% improvement over second quarter operating profit last year of $97.8 million. For the first half of this year, petroleum additives operating profit was $205.3 million compared to operating profit for the same period last year of $199.8 million. Sales for the first half of this year were $1.2 billion compared to sales in the first half of last year of $1.1 billion, with shipments up 6.6%.

In late June, we broke ground on the site of our previously announced manufacturing facility in Jurong Island, Singapore. Our initial investment of over $100 million demonstrates the Company’s commitment to serving the Asia Pacific and Middle East markets. This facility will help improve our security of supply, reduce customer lead-times for the delivery of our products, and help us grow in support of our customers. We expect the plant to become operational during the fourth quarter of 2015.

During the second quarter, we repurchased 222,200 shares of our stock at a cost of $85.8 million. At the end of June, we had $337.9 million remaining on our stock repurchase authorization, and we had 12.6 million shares outstanding.

We are pleased with the results of our petroleum additives segment and the overall performance of our business during the first half of this year. We are making the investments necessary to support our customers around the world, both now and in the future, and we expect these investments to allow us to continue to provide solid returns for our shareholders.

	Summary of Earnings
	(In millions, except per-share amounts)
	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Net Income:
Net income	$66.8	$64.0	$124.3	$131.8
Loss (income) from operations of discontinued business	—	0.4	—	(0.5)
Loss (gain) on interest rate swap agreement	1.4	(3.1)	2.7	(3.5)

Income excluding discontinued operations and special items	$68.2	$61.3	$127.0	$127.8

Diluted Earnings Per Share:
Net income	$5.24	$4.81	$9.66	$9.88
Loss (income) from operations of discontinued business	—	0.03	—	(0.04)
Loss (gain) on interest rate swap agreement	0.11	(0.23)	0.21	(0.26)

Income excluding discontinued operations and special items	$5.35	$4.61	$9.87	$9.58

Please read our second quarter Form 10-Q for more details on operations of the Company.

Sincerely,

Thomas E. Gottwald

The results for all periods include the impact of valuing an interest rate swap at fair value, while both periods last year include the results from operations of a discontinued business. The Company is reporting net income including these items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Wednesday, July 30, 2014, to review second quarter and first half 2014 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until August 6, 2014 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 13585986. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2013 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue:
Petroleum additives	$617,504	$581,338	$1,191,549	$1,139,738
All other (a)	2,934	2,441	5,311	3,791

Total	$620,438	$583,779	$1,196,860	$1,143,529

Segment operating profit:
Petroleum additives	$109,089	$97,790	$205,268	$199,818
All other (a)	858	183	1,393	(218)

Segment operating profit	109,947	97,973	206,661	199,600

Corporate unallocated expense	(5,575)	(5,189)	(12,128)	(10,405)
Interest and financing expenses	(4,346)	(4,573)	(8,510)	(9,355)
Other income, net	161	570	192	674

Income from continuing operations before special items and income tax expense	100,187	88,781	186,215	180,514

(Loss) gain on an interest rate swap agreement (b)	(2,270)	5,098	(4,503)	5,775

Income from continuing operations before income tax expense	$97,917	$93,879	$181,712	$186,289

Net income:
Income from continuing operations	$66,764	$64,384	$124,287	$131,325
Discontinued operations (c)	—	(374)	—	520

Net income	$66,764	$64,010	$124,287	$131,845

Basic and diluted earnings per share:
Income from continuing operations	$5.24	$4.84	$9.66	$9.84
Discontinued operations (c)	—	(0.03)	—	0.04

Basic and diluted earnings per share	$5.24	$4.81	$9.66	$9.88

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	The (loss) gain on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(c)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net sales	$620,438	$583,779	$1,196,860	$1,143,529
Cost of goods sold	439,692	414,351	854,184	805,694

Gross profit	180,746	169,428	342,676	337,835
Selling, general, and administrative expenses	40,913	39,921	80,461	80,862
Research, development, and testing expenses	35,367	36,429	67,574	67,450

Operating profit	104,466	93,078	194,641	189,523

Interest and financing expenses	4,346	4,573	8,510	9,355
Other (expense) income, net (a)	(2,203)	5,374	(4,419)	6,121

Income from continuing operations before income tax expense	97,917	93,879	181,712	186,289
Income tax expense	31,153	29,495	57,425	54,964

Income from continuing operations	66,764	64,384	124,287	131,325

Income from operations of discontinued business (net of tax) (b)	—	(374)	—	520

Net income	$66,764	$64,010	$124,287	$131,845

Basic and diluted earnings per share:
Income from continuing operations	$5.24	$4.84	$9.66	$9.84
Discontinued operations (b)	—	(0.03)	—	0.04

Basic and diluted earnings per share	$5.24	$4.81	$9.66	$9.88

Cash dividends declared per share	$1.10	$0.90	$2.20	$1.80

Notes to Consolidated Statements of Income

(a)	On June 25, 2009, we entered into an interest rate swap. The loss on the interest rate swap was $2.3 million for the quarter ended June 30, 2014 and $4.5 million for the six months ended June 30, 2014. The gain on the interest rate swap was $5.1 million for the quarter ended June 30, 2013 and $5.8 million for the six months ended June 30, 2013. We are not using hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(b)	On July 2, 2013, Foundry Park I completed the sale of its real estate assets which comprised the entire real estate development segment. The operations of the real estate development segment are reported as discontinued operations. The income from operations for the 2013 period represents the after tax earnings of the discontinued business.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	June 30,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$113,644	$238,703
Trade and other accounts receivable, less allowance for doubtful accounts ($508 - 2014; $564 - 2013)	347,630	309,847
Inventories	329,383	307,518
Deferred income taxes	6,346	8,267
Prepaid expenses and other current assets	36,029	32,984

Total current assets	833,032	897,319

Property, plant, and equipment, at cost	1,003,519	985,196
Less accumulated depreciation and amortization	713,072	700,160

Net property, plant, and equipment	290,447	285,036

Prepaid pension cost	61,882	55,087
Deferred income taxes	21,730	22,961
Intangibles (net of amortization) and goodwill	20,338	23,319
Deferred charges and other assets	44,921	43,552

Total assets	$1,272,350	$1,327,274

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$137,479	$134,132
Accrued expenses	73,006	77,992
Dividends payable	12,578	12,996
Income taxes payable	11,972	11,419
Other current liabilities	11,023	11,075

Total current liabilities	246,058	247,614

Long-term debt	353,497	349,467
Other noncurrent liabilities	159,298	157,745

Shareholders’ equity
Common stock and paid-in capital (without par value); issued and outstanding - 12,644,790 in 2014 and 13,099,356 in 2013	—	—
Accumulated other comprehensive loss	(48,807)	(60,086)
Retained earnings	562,304	632,534

	513,497	572,448

Total liabilities and shareholders’ equity	$1,272,350	$1,327,274

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Six Months Ended
	June 30,
	2014	2013
Net income	$124,287	$131,845
Depreciation and amortization	20,719	25,884
Cash pension and postretirement contributions	(10,407)	(16,557)
Noncash pension and postretirement expense	7,183	11,064
Working capital changes	(65,654)	(35,496)
Capital expenditures	(20,654)	(31,849)
Net borrowings (repayments) under revolving credit agreement	4,000	(60,000)
Repurchases of common stock	(162,867)	(26,798)
Dividends paid	(28,155)	(23,980)
All other	6,489	10,303

Decrease in cash and cash equivalents	$(125,059)	$(15,584)

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income from continuing operations	$66,764	$64,384	$124,287	$131,325

Add:
Interest and financing expenses	4,346	4,573	8,510	9,355
Income tax expense	31,153	29,495	57,425	54,964
Depreciation and amortization	10,106	10,364	20,009	20,509

EBITDA from continuing operations	112,369	108,816	210,231	216,153

Plus (less): loss (gain) on interest rate swap agreement	2,270	(5,098)	4,503	(5,775)

EBITDA from continuing operations, as adjusted	$114,639	$103,718	$214,734	$210,378